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                                                                    EXHIBIT 10.1

                          MANAGEMENT SERVICES AGREEMENT

      THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is dated effective as of July 1, 2004 (the "Effective Date") by and between BRIGHTPOINT ASIA LIMITED, a company incorporated in the British Virgin Islands, having a principal office at Coverdale Trust Services Limited, 30 DeCastro Street, Road Town, Tortola, British Virgin Islands ("Company"), and PERSEQUOR LIMITED, a company incorporated in the British Virgin Islands, having its registered office at Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, British Virgin Islands ("Manager").

                                    RECITALS

      A. Company and its affiliates and subsidiaries are engaged in the business of distributing wireless telecommunication handsets and related accessories to customers located in the Indian Sub-Continent, Hong Kong and Singapore, are contemplated to be engaged in such business in Mauritius, and might engage in such business in other territories as may be mutually agreed in writing by Company and Manager, under the Basic Documents (as defined in Exhibit A to this Agreement) (collectively, the "Business").

      B. Company wishes to retain the services of Manager as Manager of the Business, with responsibilities for the management, operation, reporting and servicing of the Business as set forth in this Agreement.

      C. Manager is willing to perform such services as provided herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained herein, the parties hereto agree as follows:

1. APPOINTMENT OF MANAGER. Effective as of the Effective Date, Company hereby appoints Manager as manager of the day-to-day operations of the Business with the powers, duties and responsibilities and upon the terms and conditions set forth herein. By its execution hereof, Manager accepts such appointment. Manager shall have no right or authority, expressed or implied, to commit or otherwise obligate Company in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Company. Manager shall have no interest in the ownership of the Business.

2. MANAGEMENT OF THE BUSINESS. Manager shall devote its time and resources necessary to manage and operate the Business in a professional manner and exercising a standard of care, diligence, competence and performance consistent with the prevailing standard of the Business. Manager shall make available to Company the full benefit of the judgment, experience and advice of the members of Manager's organization and staff, including the staff of its subsidiary, Brightpoint Middle East FZE ("BPME"), with respect to the policies to be pursued by Company for the management and operation of the Business. Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Company's assets and the Business.

3. SPECIFIC POWERS, DUTIES AND RESPONSIBILITIES OF MANAGER. Without limiting the duties and obligations of Manager under any other provisions of this Agreement, Manager shall have the powers, duties and responsibilities and perform the services ("Services") as expressly set forth in Exhibit A to this Agreement. Company shall take such action as may be required to execute such powers of attorney and other documents, in form and substance reasonably acceptable to Company, as may be necessary to enable Manager to have all necessary authority to perform its duties and responsibilities set forth in this Agreement. Manager acknowledges that Mobiltron China Limited ("Mobiltron") currently provides logistics services to the Company in connection with the Business, and agrees to coordinate and cooperate with Mobiltron and any other company that may provide logistics or other services to the Company with respect to the Business; and Company shall cause Mobiltron and any such other company to properly coordinate and cooperate with Manager.

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4. COMPENSATION FOR SERVICES. As compensation for Manager's performance of the
Services hereunder, Company shall pay Manager the following fees and the amount referred to in Article 8.1 hereof, whether the Business is carried out by or through Company and/or its affiliates or subsidiaries (whether now existing or hereafter acquired or created):

      4.1 GSM Sales Management Fee. Company shall pay to Manager a quarterly management fee equal to twelve and one-half percent (12.5%) of the net operating income before income taxes (computed in accordance with United States of America generally accepted accounting principles) actually realized by the Company's Business directly from sales of GSM wireless telecommunication devices ("GSM Handsets") in the Territory per calendar quarter payable within thirty (30) days after the end of each calendar quarter during the term of this Agreement (the "GSM Sales Management Fee"). For the avoidance of doubt, the GSM Sales Management Fee shall be excluded from the costs for the purpose of calculating the net operating income before income taxes used for the purpose of calculating the GSM Sales Management Fee.

      4.2 CDMA Sales Management Fee. Company also shall pay Manager an additional quarterly management fee per calendar quarter payable within thirty
(30) days after the end of each calendar quarter during the one (1) year period following the effective date of this Agreement equal to nine percent (9%) of the CDMA Adjusted Gross Profit (as defined below) actually realized by the Company's Business directly from sales of CDMA wireless telecommunication devices ("CDMA Handsets") to Reliance Industries Limited, Tata Teleservices Limited, or any other wireless telecommunications services provider located within India, and their respective subsidiaries, affiliates, successors, assigns, distributors, resellers, dealers or agents within India (collectively, "Indian Carrier Sales"), during a calendar quarter (the "CDMA Sales Management Fee"). For purposes of this Section 4.2, "CDMA Adjusted Gross Profit" shall mean the actual net selling prices received by the Business for the sale of the CDMA Handsets, less the costs of the CDMA Handsets sold, including product cost, direct material, direct labor, provisions for obsolescences, inventory losses (including, but not limited to, theft, damage and shrinkage), inbound and outbound freight, handling, shipping, warehousing, insurance, letter of credit and bank fees, fully or partially uncollectable invoices, and any other direct costs of goods sold or cost of sale expenses for the sale of such CDMA Handsets; provided, however, that for the avoidance of doubt the CDMA Sales Management Fee shall not be included in such costs for the purpose of calculating the CDMA Adjusted Gross Profit used for the purpose of calculating the CDMA Sales Management Fee. No CDMA Sales Management Fee shall be due and payable with respect to any CDMA Adjusted Gross Profit actually realized by the Business after June 30, 2005 unless otherwise agreed in writing by Company and Manager.

      4.3 Offset Against Amounts Due under Notes. If any amount is then due under the Notes, as such term is defined in that certain Share Sale and Purchase Agreement by and among Brightpoint International Ltd., Brightpoint Holdings B.V. ("BV2"), Brightpoint, Inc., Manager, Brightpoint Jordan Limited and Brightpoint Middle East FZE dated August 7, 2002 ("SPA"), the GSM Sales Management Fee and the CDMA Sales Management Fee under Sections 4.1 and 4.2 hereof, or any other amounts then due and payable by Company to Manager pursuant to this Agreement, with respect to the quarter in question shall be offset against such due amount and paid as follows: (i) Company shall immediately pay directly to the holder of the Notes the portion of such GSM Sales Management Fee and CDMA Sales Management Fee up to the amount then due under such notes (and shall forthwith provide written evidence in that regard to Manager) and (ii) Company shall pay the excess amount of such GSM Sales Management Fee and CDMA Sales Management Fee directly to Manager within thirty (30) days after the end of such quarter. If no amount is then due under the Notes, then Company shall pay directly to Manager all of the GSM Sales Management Fee and the CDMA Sales Management Fee under Sections 4.1 and 4.2 hereof with respect to the quarter in question within thirty (30) days after the end of such quarter.

5. EMPLOYEES; SECONDMENT.


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      5.1 Supervision. Manager shall be responsible for all of its employees or employees of BPME, the supervision of all persons performing services in connection with the performance of all of its obligations relating to the maintenance and operation of the Business, and determining the manner and time of performance of all acts hereunder.

      5.2 Secondment. To assist Company in the conduct of the Business, Manager agrees to, or to procure that BPME, second up to five (5), or such other number as Company and Manager may mutually agree in writing, of Manager's and/or BPME's employees (the "Seconded Employees") to Company upon Company's request at any given time during the term of this Agreement on the following basis:

            A. Upon Company's request for Seconded Employees, Manager shall notify Company of the identity, background, experience and terms and conditions of employment of the individual employees of Manager and/or BPME that are available for secondment to Company. Manager shall have the sole right to choose which of its or BPME's employees shall be available to become Seconded Employees. Manager should give reasonable notice to Company in advance of any changes of employees available for secondment when practicable. Company shall select the individual employees made available for secondment to Company and such individual employees shall become Seconded Employee(s) with effect from a date mutually agreed by the parties.

            B. Such Seconded Employees may be located at the premises of Manager, BPME or Company, or elsewhere as Manager may in its reasonable discretion determine.

            C. A Seconded Employee shall, at all times, remain under the sponsorship of, and an employee of, Manager or BPME, as the case may be (as between Manager or BPME and Company), and shall remain eligible to participate in any and all benefit plans offered by Manager or BPME, as the case may be, for which such Seconded Employee qualifies.

            D. Company shall observe the terms under which the Seconded Employees are employed by Manager or BPME, as the case may be, as if it were the actual employer of the Seconded Employees and shall not do or omit to do anything which would cause Manager or BPME, as the case may be, to breach any of its obligations to the Seconded Employees.

            E. Manager or BPME, as the case may be, shall have the sole right to determine the terms and details of the employment of the Seconded Employees, including, but not limited to, determining salaries, benefits, end-of-service remuneration and other compensation and policies on bonuses, holidays, vacations and maternity/paternity leaves and the like. If a Seconded Employee resigns or is terminated by Manager or BPME, as the case may be, Manager shall promptly notify Company and, upon Company's request, Manager shall replace him/her with another individual employee available for secondment, who will be seconded to Company under the terms of this Agreement. Company shall not have the authority to terminate the employment of a Seconded Employee with Manager or BPME. Manager shall replace, or procure the replacement of, a Seconded Employee upon Company's reasonable request.

            F. Manager and/or BPME, as the case may be, shall pay the salaries, benefits, end-of-service remuneration and all other compensation due the Seconded Employees. Company shall reimburse Manager and/or BPME, as the case may be, any and all incremental administrative or set-up costs and expenses mutually agreed in writing that might be paid or otherwise incurred by Manager or BPME, as the case may be, relating to each Seconded Employee.

            G. To assist in the implementation of Section 5.2(F) hereof, Company shall, within ten (10) days after the date hereof, open or cause to be opened a bank account in Dubai, U.A.E., in the name of and to be operated by Manager, for the purpose of the payment to the Seconded Employees and the


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      reimbursement of Manager and BPME, as the case may be, of the amounts and costs and expenses referred to in Section 5.2(F). Company shall insure that sufficient funds are available and/or deposited in such account at the beginning of each month.

            H. Manager shall provide to Company a written monthly report, within fifteen (15) days after the end of the month in question, of the amounts and costs and expenses referred to in Sections 5.2(F) and 5.2(G) hereof incurred during such month.

      5.3 Non-Solicitation. Company agrees that, during the term of this Agreement and for a period of two (2) years after the expiry or termination hereof for any reason whatsoever, neither it nor any of its affiliates or subsidiaries (whether now existing or hereafter acquired or created) will, directly or indirectly (whether through subsidiaries, joint ventures or otherwise), in any manner whatsoever solicit for employment any Seconded Employee or request, induce or advise any Seconded Employee to leave the employ of Manager or BPME.

6. ACCOUNTING AND RECORDS. Manager shall maintain a comprehensive system of office records, books and accounts, which shall belong to Company to the extent that they relate exclusively to the Business; provided, however, that nothing herein shall be considered that Manager has transferred, and Company hereby acknowledges and agrees that Manager hereby retains, any and all intellectual property rights with respect to such system. For the avoidance of doubt, Manager acknowledges and agrees that Manager shall establish and maintain separate office records, books and accounts to be used exclusively for the management and operation of the Business. Manager shall be required to convey such records in accordance with Exhibit C to this Agreement. Company and persons designated by Company shall have reasonable access, including, but not limited to, access through Manager's enterprise resource planning (ERP) system, at all times during business hours to such records, accounts and books and to all invoices, vouchers, files and all other material pertaining exclusively to the Business and this Agreement, all of which Manager agrees to keep safe. Company shall provide Manager with a standard chart of accounts and report formats that are to be used unless otherwise agreed to in writing in advance by Company. Such foregoing reporting requirements may be modified from time to time after good faith discussion and agreement in writing between Company and Manager.

7. REPORTS. Manager shall provide Company with the reports, in the frequency, manner, content and format, described in Exhibit C to this Agreement. Such reports shall constitute a portion of the Services described in Exhibit A to this Agreement.

8. EXPENSES OF MANAGER.

      8.1 GSM Handsets, Etc. In addition to the payments referred to elsewhere in this Article 8, Company shall pay to Manager for purposes of Manager's costs and expenses an amount equal to twelve percent (12%) of the GSM Adjusted Gross Profit (as defined below) generated directly from the Company's Business's directly from the sales of GSM Handsets in the Territory (the "Operating Expense Payment"). For purposes of this Section 8.1, "GSM Adjusted Gross Profit" shall mean the actual net selling prices received by the Business for the sale of GSM Handsets, less direct material, direct labor, provisions for obsolescence, inventory losses (including, but not limited to, theft, damage and shrinkage), inbound and outbound freight, handling, shipping, warehousing, insurance, letter of credit and bank fees, fully or partially collectible invoices and any other direct cost of goods sold or cost of sale expenses for the sale of such products and/or services; provided, however, that for the avoidance of doubt the Operating Expense Payment, financing charges, costs relating to Hannu Ruoppa and "Sales, General & Administrative Expenses" shall not be included in such costs for the purpose of calculating the GSM Adjusted Gross Profit used for the purpose of calculating the Operating Expense Payment. The Operating Expense Payment amount shall be paid by Company to Manager on a monthly basis by the fifteenth (15th) day of each month, with the particular payment in question to be based on the GSM Adjusted Gross Profit generated during the immediately preceding month.


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      8.2 CDMA Handsets. Commencing July 1, 2005, in the event the total number of CDMA Handsets sold through the Indian Carrier Sales exceeds one million (1,000,000) units during any calendar quarter during the term of this Agreement, Company shall reimburse Manager for the actual and reasonable incremental expenses incurred or expensed by Manager to administer the orders for the CDMA Handsets in excess of one million (1,000,000) units.

      8.3 Secondment Expenses. Company shall reimburse and pay to Manager any and all incremental administrative or set-up costs and expenses paid or otherwise incurred by Manager or due to Manager in accordance with Section 5.2(F) hereof.

      8.4 Freight, Handling and Insurance. Company shall reimburse Manager for any and all of Manager's actual expenses in respect of freight, handling and insurance costs with respect to purchase and sale transactions entered into by Manager with respect to the Business in accordance with this Agreement within fifteen (15) days of Company's receipt of an invoice therefor from Manager, which invoice Manager shall issue twice each calendar month on the fifteenth
(15th) and thirtieth (30th) day of each calendar month.

      8.5 Other Expenses. Company shall reimburse Manager for any other expenses as the parties may mutually agree in writing, including, but not limited to, those expenses respecting the services of Hannu Ruoppa.

9. EXPENDITURE AUTHORIZATION. Manager is hereby authorized to make payments on behalf of Company from (i) the bank account referred to in Section 5.2(G) hereof with respect to the matters referred to in Section 5.2 hereof and (ii) such bank accounts as Company may designate from time to time to Nokia (H.K.) Limited, such other vendors or suppliers as Company may identify and designate in writing from time to time, Brightpoint, Inc., BAX Global Limited and BV2 for the sole purpose of purchasing wireless telecommunication handsets and related accessories in furtherance of the Business and in accordance with the Policies and Procedures (as hereinafter defined).

10. CONTROLS. Manager agrees to perform its obligations under this Agreement in compliance with Company's policies and procedures ("Policies and Procedures") as set forth on Exhibit D to this Agreement. Company may revise such Policies and Procedures from time to time in its reasonable discretion after good faith discussions with Manager on how to implement such revised Policies and Procedures, and as long as such revisions are not promulgated or implemented specifically to diminish Manager's rights or materially expand Manager's obligations under this Agreement. Manager shall not execute or otherwise enter into or bind Company with respect to any contract or agreement that in any single instance, whether payable in installments or in a lump sum, involves an expenditure or obligation on the part of Company in excess of the amounts budgeted therefor from time to time or does not comply with the Policies and Procedures, unless approved in writing by Company, which approval shall not be unreasonably withheld or delayed.

11. REPRESENTATIONS AND WARRANTIES. Each of the parties represents and warrants that: (i) it has full legal right, capacity, corporate power and authority to execute and deliver this Agreement, to perform its obligations and to consummate the transactions contemplated herein and to comply with the terms, conditions and provisions of this Agreement; (ii) the execution, delivery and performance of this Agreement by it has been duly authorized and no further board or shareholder action on the part of such party will be necessary to authorize such execution, delivery and performance; and (iii) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against it in accordance with its terms.


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12. INDEMNITIES.

      12.1 By Manager. Manager agrees to indemnify, defend and hold Company harmless from and against any claims (and costs and damages, including reasonable attorneys' fees) which may be made against or incurred by Company arising out of: (i) any gross negligence or misconduct of Manager, BPME or their respective employees; (ii) any breach of this Agreement by Manager; (iii) any failure of Manager to perform any of the Services in accordance with the requirements of this Agreement other than due to the act or omission of Company or its affiliates or any of its or their respective employees; (iv) any act of Manager beyond the scope of Manager's authority under this Agreement that is not otherwise authorized by Company; or (v) any action brought against Company by any employee of Manager or BPME.

      12.2 By Company. Company agrees to indemnify, defend and hold Manager harmless from and against any claims (and costs and damages, including reasonable attorneys' fees) which may be made against or incurred by Manager arising out of: (i) any gross negligence or misconduct of Company or its affiliates or its or their respective employees; (ii) any breach of this Agreement by Company; or (iii) the Business or operations of Company except, with respect to this clause (iii), to the extent they arise out of the gross negligence or misconduct of Manager, BPME or their respective employees.

      12.3 Survival. These indemnities shall survive any expiration or termination of this Agreement.

13. LIMITATION. IN NO EVENT, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT, OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOSS OF PROFITS, LOSS OF DATA, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES, OR SERVICES, OR DOWNTIME COST.

14. TERM, TERMINATION AND PURCHASE RIGHTS.

      14.1 Term. This Agreement shall have an initial term commencing as of the Effective Date and expiring on October 31, 2007 ("Initial Term"). Following the expiration of the Initial Term, this Agreement shall automatically renew for additional periods of one (1) year each, unless either party provides the other party with written notice of intention not to renew this Agreement at least ninety (90) days prior to the end of the then current term.

      14.2 Termination by Company. Company may, at all times during or after the Initial Term and any extension thereof, terminate this Agreement upon at least forty-five (45) days' prior written notice to Manager in the event that: (i) Manager breaches this Agreement, which notice shall specify the nature of the breach in reasonable detail, with termination becoming effective at the end of said forty-five (45) day period unless the breach is cured within thirty (30) days of the date of such notice; (ii) Manager breaches any of its obligations to make payments under the Notes, regardless of the character or type of any such payment and whether such payments are due and payable on the stated maturity date or by acceleration, or otherwise in accordance with their terms; (iii) Manager's acts have involved fraud, theft, dishonesty or embezzlement; (iv) a receiver, liquidator or trustee for Manager is appointed by court order, or a petition to liquidate or reorganize Manager is filed against Manager under any bankruptcy, reorganization or insolvency law, and such order or petition is not vacated or dismissed within sixty (60) days, or Manager files a petition in bankruptcy or requests reorganization under any provision of the bankruptcy, reorganization or insolvency laws, or if Manager makes an assignment for the benefit of its creditors, or if Manager is adjudicated a bankrupt; or (v) both John Alexander Currie and Tor G. Malmros shall no longer be either at least a ten percent (10%) shareholder or be actively involved in the management of Manager.


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      14.3 Termination by Manager. Manager may, at all times during or after the
Initial Term and any extension thereof, terminate this Agreement upon at least forty-five (45) days' prior written notice to Company in the event that: (i) Company breaches this Agreement, which notice shall specify the nature of the breach in reasonable detail, with termination becoming effective at the end of said forty-five (45) day period unless the breach is cured within thirty (30) days of the date of such notice; or (ii) a receiver, liquidator or trustee for Company is appointed by court order, or a petition to liquidate or reorganize Company is filed against Company under any bankruptcy, reorganization or insolvency law, and such order or petition is not vacated or dismissed within sixty (60) days, or Company files a petition in bankruptcy or requests reorganization under any provision of the bankruptcy, reorganization or insolvency laws, or if Company makes an assignment for the benefit of its creditors, or if Company is adjudicated a bankrupt.

      14.4 Manager's Obligations after Expiration or Termination. Upon the expiration or termination of this Agreement, Manager shall:

            A. Deliver to Company, or such other person or persons designated by Company, all books and records of the Business and all funds or credits in the possession of Manager belonging to Company and received under this Agreement; and

            B. Manager shall, for a period of ninety (90) days after such expiration or termination, make itself available to consult with and advise Company, or such other person or persons designated by Company, regarding the operation of the Business, for which Manager shall be paid such fees as may be agreed in good faith by the parties hereto.

      14.5 Survival. Upon termination or expiration of this Agreement, the obligations of the parties hereto (except those specified as surviving) shall cease as of the effective date of such termination or expiration, except that Manager shall be entitled to receive any and all compensation which may be due and/or accrued to Manager hereunder at the time of such termination or expiration.

      14.6 Purchase Right. Company hereby agrees to provide Manager with written prior notice of at least sixty (60) days of its intent to sell or otherwise dispose of (each a "Transfer") all or substantially all of the Business (whether in one (1) transaction or a series of transactions) to a third party that is not an Associate (as defined below) of Company, and Manager shall have a right of first offer to purchase the Business or any part thereof on terms no worse than offered to or by any such third party. Such right may be exercised by Manager in its sole discretion with respect to each partial Transfer or full Transfer (with no obligation to do so); provided, however, that if Manager does not exercise such right within twenty (20) days after receipt of such notice from Company with respect to a partial Transfer or full Transfer, such right will be deemed to have been forfeited by Manager with respect to such partial Transfer or full Transfer only, as the case may be. For the purposes of this Section 14.6, "Associate" means, in relation to Company, any Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with Company, and "Control" means (a) the power (whether directly or indirectly and whether by the ownership of share capital or the possession of voting power by contract or otherwise) to appoint and/or remove all or such of the members of the board of directors or other governing body of a Person as are able to cast a majority of votes capable of being cast by the members of that board or body on all, or substantially, all matters, or otherwise to control or have the power to control the policies and affairs of that Person; and/or (b) the holding and/or the possession of the beneficial interest in and/or the ability to exercise the voting rights applicable to shares or other securities in a Person which confer in aggregate on the holders thereof more than fifty percent (50%) of the total voting rights exercisable at general meetings of that Person on all, or substantially all, matters. For purposes of this Section 14.6, "Entity" means a company, corporation, partnership, joint venture, firm, trust, unincorporated association, state or governmental agency, or other entity and "Person" means an individual or an Entity.

      14.7 Mauritius Subsidiary. As a specific, limited and temporary exception to the non-compete restriction in favor of Manager provided for in Article 8.2(a) of the SPA, Manager hereby agrees to permit


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Company to incorporate and operate during the term of this Agreement one (1)
subsidiary in Mauritius to carry out activities therein relating to the Business.

15. CONFIDENTIAL INFORMATION. Each party and its affiliates, full or part-time employees, officers and directors will treat as confidential all Confidential Information (as defined below) of the other party, will not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosures, unauthorized duplication, misuse or removal of the other party's Confidential Information and will not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement. Without limiting the foregoing, each of the parties will use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care.

      Furthermore, Manager shall use its best efforts to prohibit its employees, officers and directors from using any Confidential Information or other know-how developed exclusively for Company during their employment with Manager for a period of one (1) year after termination of employment with Manager.

      For the purposes of this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement, which is written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in manner to indicate its confidential nature and delivered to the receiving party.

      Upon the termination of this Agreement for any reason, a party ("Responding Party") shall, at the request of the other party ("Requesting Party"), promptly return to the Requesting Party or its designated representatives or otherwise dispose of as the Requesting Party may instruct all material that contain Confidential Information of the Requesting Party in written, recorded or other tangible form (other than correspondence between Company and Manager) which the Responding Party may have in its possession, custody or under its direct or indirect control.

16. NO AGENCY. The relationship between the parties to this Agreement shall be that of an independent contractor relationship. Nothing contained in this Agreement shall be construed to establish Manager as agent of Company.

17. ASSIGNMENT; DELEGATION.

      17.1 By Manager. Manager shall not delegate or assign, whether directly or indirectly, or by operation of law or otherwise, or attempt to delegate its obligations or assign its rights under this Agreement, and any such act without Company's prior written consent shall be void; provided, however, Manager may utilize employees of BPME to perform the Services. This Agreement is a personal services agreement, and neither this Agreement, nor any of Manager's rights or obligations hereunder shall be transferable in whole or in part by Manager or by operation of law. The foregoing restrictions shall apply to (i) a transfer whereby both John Alexander Currie and Tor G. Malmros shall no longer each be at least a ten percent (10%) shareholder of the voting classes of stock or equity ownership of Manager or (ii) a material change in the management of Manager whereby both John Alexander Currie and Tor G. Malmros are no longer actively involved in the management of Manager. Company's consent to any transfer or assignment will not be deemed a consent to a subsequent transfer or assignment.


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      17.2 By Company. Company shall have the right at any time and from time to time, on prior written notice to Manager, to assign this Agreement and Company's rights and obligations hereunder, to an Affiliate (as hereinafter defined) of Company. For the purposes of this Section 17.2, "Affiliate" shall mean any entity wholly owned, directly or indirectly, by Brightpoint, Inc. (or any successor by merger).

18. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

19. NO WAIVER. The failure of either Company or Manager to seek redress for breach, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver thereof, and Company and Manager shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a breach.

20. GOVERNING LAW; ARBITRATION.

      20.1 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, U.S.

      20.2 Arbitration. Any dispute arising out of or in connection with this Agreement and the matters contemplated therein shall be settled amicably between the parties. In the event that a dispute cannot be settled amicably, the parties hereby agree that such dispute shall be finally settled by arbitration which shall be conducted in London, England in the English language under the rules of the London Court of International Arbitration ("LCIA"), in the manner set forth below.

            A. The matter shall be referred to one (1) arbitrator to be agreed upon by the parties, but if the parties are unable to agree as to the appointment of the arbitrator within fifteen (15) days of either party giving notice of reference to arbitration each party within thirty (30) days of such notice shall appoint one (1) arbitrator and the two (2) arbitrators thus appointed shall agree upon a third arbitrator. If a party fails to appoint an arbitrator within the said thirty (30) days, or if the two (2) arbitrators cannot agree upon the appointment of a third arbitrator within fifteen (15) days from the date on which was appointed the later of the two (2) arbitrators, such arbitrator or third arbitrator, as the case may be, shall be appointed by application of a party to the President for the time being of the LCIA.

            B. The award made by the sole arbitrator, all three (3) arbitrators, or a majority thereof, as the case may be, shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

            C. Notwithstanding any provision to the contrary in this Agreement, this Section 20.2 shall survive the termination of this Agreement or any other provision hereof, and upon such event shall take effect as an independent arbitration agreement.

21. COMPLIANCE.

      21.1 General. Each party will at all times and at its own expense:

            A. comply with, and pay all fees and other charges required by, all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance of this Agreement; and

            B. maintain in full force and effect all licenses, permits, authorizations, registrations and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

      21.2 Other.

            A. Manager warrants that it is familiar with the provisions of the U.S. Foreign Corrupt Practices Act (the "FCPA"), that Manager is not currently a representative, employee or officer of a government or political party and that it has no knowledge of any act that has been taken or is contemplated that would violate the FCPA in connection with performance of this Agreement.

            B. Manager shall not make or promise to make any gift or payment of money or anything of value either directly or indirectly to any officer or employee of a government or any department or agency thereof, or to any political party or candidate for political office, for the corrupt purpose of inducing such official, employee, party or candidate to misuse his or its position or to influence any act or decision of a government in order to obtain, retain or direct business to Company.

            C. No party to this Agreement shall be required to carry out any activity which would subject it or its directors, officers or employees to any fine, penalty, pecuniary loss or sanction under the laws of the U.S., the United Arab Emirates or the British Virgin Islands.

22. FORCE MAJEURE. Neither party shall be liable for any delay or failure to perform hereunder (other than the payment of money) due to floods, riots, strikes, freight embargoes, epidemics, quarantine restrictions, severe weathers, acts of God, acts of war, terrorism, acts of public enemies, or hostilities of any nature, disruption of availability of supplies or materials, laws or regulations of any government (whether foreign or domestic, federal, state, county or municipal) or any other similar cause beyond the reasonable control of the party affected. A party relying on such an event to excuse its performance hereunder shall immediately notify the other party in writing of the nature of that event and the prospects for that party's future performance and shall thereafter, while that event continues, respond promptly and fully in writing to all requests for information from the other party relating to that event and those prospects. If performance by either party is delayed more than sixty (60) days due to such event or series of events, and commercially reasonable efforts have not been undertaken within that time to remedy the situation, thereafter the party whose performance is not affected by such event may, by at least fifteen (15) days' prior written notice, terminate this Agreement.

23. PUBLICITY RELEASE. Manager will not use the name of Company, or any subsidiary or division thereof, in advertising or promotional material or publicity releases relating to the performance by Manager under this Agreement or the results thereof without the prior written consent of Company.

24. APPROVALS AND AUTHORITY. Each party represent that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken.

25. NOTICES. Any notice required to be given under this Agreement shall be deemed duly served if sent by universally recognized international overnight air courier service or served by hand delivery or by facsimile transmission to the addresses provided below or to such other address as may have been last notified in writing by or on behalf of the relevant party to the other party hereto. Any such notice shall be deemed to be served (i) if sent by international courier, four (4) business days after delivery to the courier service, or (ii) if hand delivered at the time when left at the address of the party to be served or, if served by facsimile transmission, when sent. In proving service it shall be sufficient, in the case of service by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine.

      A. if to Company to:

         Brightpoint Asia Limited
         c/o Coverdale Trust Services Limited

         30 DeCastro Street
         Road Town
         Tortola, British Virgin Islands

         Facsimile:        +1.284.494.6583
         Attn:             Corporate Services Supervisor

         and to:

         Brightpoint, Inc.
         501 Airtech Parkway
         Plainfield, IN  46168

         Facsimile:        +1.317.707.2514
         Attn:             General Counsel

      B. if to Manager to:

         Persequor Limited
         C/o Brightpoint Middle East FZE
         Warehouse b3 & b4
         P.O. Box 54322
         Dubai Airport Free Zone
         Dubai, U.A.E.

         Facsimile:        +971.4.299.5957
         Attention:        Managing Director

26. PARTIAL INVALIDITY. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, such paragraph, provision, or clause shall be severable and of no force and effect, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

27. COUNTERPARTS. The Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

28. MODIFICATION. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same have been mutually assented to in writing by both parties.

29. WAIVER. The failure of either party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be constituted to be a present of future waiver of such provisions, nor in any way effect the validity of either party to enforce each and every such provision.

30. HEADINGS. Titles and headings to Articles, Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31. ENTIRETY OF AGREEMENT. This Agreement and the Exhibits attached hereto contain the entire understanding of the parties hereto with respect to the subject matter hereof. All previous proposals and communications relative to the performance by any party under this Agreement, oral or written, are hereby superseded, except to the extent they have been expressly incorporated into this Agreement. This Agreement specifically supercedes the Management Services Agreement dated as of August 7, 2002 by and between Company and Manager.

32. FURTHER ASSURANCES. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

33. EXHIBITS. The Exhibits attached to this Agreement form an integral part of this Agreement.

      IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of the parties hereto on the dates set forth below with effect as of the Effective Date.

BRIGHTPOINT ASIA LIMITED

By:   /s/ Robert J. Laikin
   ---------------------------------
Name:  Robert J. Laikin
Title: Director
Date:  September 30, 2004


PERSEQUOR LIMITED

By:   /s/ Jac Currie
   ---------------------------------
Name:  J.A. Currie
Title: Director
Date:  October 3, 2004

                                    EXHIBIT A

                             DESCRIPTION OF SERVICES


Manager shall provide to the Company the following services ("Services"):

1. Monies Collected. Collect all payments due from customers of the Business and any sums otherwise due Company with respect to the Business in the ordinary course of business. Manager shall request, demand, collect, receive and receipt for all such sums, charging appropriate late fees to all delinquent accounts, and shall utilize its in-house collection services as needed. Manager may not terminate any agreement or engage counsel with respect to instituting suit for collection without the prior written approval of Company. All monies collected by Manager shall be forthwith deposited in the separate bank account or accounts (the "Original Account") established by Company, for such purpose, having such signatories and in a bank approved by Company. Company may supply Manager with written instructions to promptly notify third parties of such deposits to enable transfer of Company's monies to other bank accounts. If Company elects to allow such monies to remain on deposit in the Original Account, Company will distribute such monies in its sole and absolute discretion. Funds in such account or accounts shall not be commingled with any funds of Manager.

2. Contractual Obligations under Basic Documents. To the extent within Manager's powers and as may be reasonably expected under the particular circumstances, and provided that Company shall at all times cooperate with Manager, use reasonable best efforts to keep the Business in compliance with all of Company's obligations under that certain Agreement for the Supply of Cellular Mobile Phones dated July 29, 2002 by and between Company and Nokia (H.K.) Limited ("Nokia Agreement") and all other agreements affecting the Business, including, but not limited to, any agreement with a customer of the Business (collectively, the "Basic Documents"), all to the end that Company's interest in the Business and its interests under the Basic Documents shall be preserved and no default chargeable to Company shall occur under the Basic Documents. Manager shall promptly notify Company after Manager obtains knowledge of any material violation or notice of violation of any of the Basic Documents and shall provide copies of supporting documents. Manager's compliance shall include, but not be limited to, the timely payment of all sums required to be paid thereunder, provided there are sufficient funds in the Original Account and provided Manager has received sufficient authorization from Company to do so.

3. Operation of the Business. Operate the Business as depicted on Exhibit C as the same may be amended in writing by Company and Manager.

4. Insurance Coverage. If requested by Company in writing, and at Company's sole cost and expense, cause to be placed and kept in force all forms of insurance required by law or needed to protect Company adequately, including, but not limited to, commercial general liability insurance, all risk property insurance, burglary and theft insurance, terrorist act insurance (so long as such insurance is commercially available and can be obtained at commercially reasonable rates for properties similar to the Business in type and size and within the geographic market of the Business), and boiler insurance. Manager shall coordinate the bidding process for placing insurance and make appropriate recommendations to Company. Company and Manager acknowledge that as of the date hereof, Company has placed all forms of insurance required hereunder directly. All insurance coverage shall be placed with such companies, in such amounts, and with such beneficial interest appearing therein as shall be acceptable to Company, as approved by Company in writing, and otherwise be in conformity with the requirements of the Basic Documents. Should Company elect to place such insurance coverage directly, Company shall provide Manager with verification of insurance coverage. With respect to all such insurance coverage, Manager shall duly and punctually pay, on behalf of Company and from funds made available by Company, all premiums when due. Manager shall have no right to settle, compromise or otherwise dispose of any claims, demands or liabilities, whether or not covered by insurance, without the prior written consent of Company.

5. Personnel. Employ such personnel as employees of Manager or BPME, and not of Company, as may be necessary in order for Manager to perform the Services. Such employment shall be at the expense of Manager, subject to reimbursement as provided and limited in Sections 5 and 8. Manager shall maintain at its own expense reasonable crime insurance covering loss, theft, employee dishonesty, embezzlement and fraudulent acts on the part of Manager or Manager's employees responsible for handling Company's funds or documents.

All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager, who is in all respects the employer of such employees.

This Agreement is not one of agency by Manager for Company, but one with Manager independently engaged in the business of performing the Services on its own behalf as a Manager. All employment arrangements are therefore solely its concern and Company shall have no liability with respect thereto. Company's responsibility for reimbursement shall be limited to the amounts expressly set forth in Sections 5 and 8.

6. Compliance with Laws. Take such action as may be necessary to comply with any and all orders or requirements affecting the Business promulgated by any governmental authority having jurisdiction over the Business. Upon Company's written direction, Manager shall appear in or commence legal proceedings in that regard and the cost of such proceedings shall be reimbursed by Company. Manager shall promptly give written notice to Company of any such order or notice of requirements and what action, if any, it has taken or plans to take.

7. Cooperation. Should any claims, demands, suits or other legal proceedings be made or instituted by any third party against Company which arise out of any matters relating to the Business, this Agreement or Manager's performance hereunder, Manager shall give Company all pertinent information and reasonable assistance in the defense or other disposition thereof.

8. Additional Services. If requested in writing by Company, and if Manager has the capacity and ability to do so, during the term of this Agreement, Manager will provide such additional services that Manager then has the capacity and ability to provide in addition to those specified in the Agreement at a price to be mutually agreed in writing beforehand.

9. Supervision of Customers. Manager shall receive and diligently attend to and attempt to resolve all complaints of customers of the Business and all complaints, disputes or disagreements by or among customers of the Business, but shall not expend any money to settle any dispute with a customer without the prior written consent of Company. Manager shall use commercially reasonable efforts to monitor all of the customers of the Business to ensure their compliance with the terms and provisions of their respective agreements, including, without limitation, all rules and regulations of the Business. Manager shall notify the Company and such customers of any violations of such agreements and shall use commercially reasonable efforts to cause such customers to correct such violations promptly.

10. Meetings with Company. Manager shall make itself available to attend meetings at the offices of Manager or at a destination as agreed upon by the Company, at times reasonably established by Company, to consult with and advise Company, or such other person or persons designated by Company, regarding the management and operation of the Business, but not less frequently than once each calendar quarter on or before the fifteenth (15th) day following the end of such calendar quarter. Company shall bear all expenses incurred by Manager to attend such meetings that are in excess of the number of meetings specified in Exhibit C to this Agreement.

11. Division of Responsibility. The division of responsibility between the parties is as follows:


                           DIVISION OF RESPONSIBILITY

MANAGER(1)                                                                           COMPANY
Liaison with Nokia                                           Negotiate strategic alliance credit with Nokia

Give forecasts to Nokia                                      Arrange with letters of credit

Agree sales plans with Nokia                                 Negotiate credit lines

Issue pro-forma and commercial invoices to customers         Arrange with necessary bank mandates and Hexagon access
                                                             tools

Make bank reconciliations                                    Liaison with banks

Make or arrange for deliveries to customers                  Insure the goods

Arrange for freight of goods                                 Pay for freight and other operational expenses

Accounting of invoices issued and invoices received          Accounting for Company transactions, except for
relating to Nokia                                            Management Accounts as submitted by Manager related to
                                                             Nokia business

Make account payable (for Nokia) reconciliations             Provide signatories for purchase orders for Nokia,
                                                             available 7 days a week

Make inventory reconciliations                               Tax filings

Make payments to Nokia                                       Audits

Negotiate credit notes with Nokia

Issue purchase orders to Nokia

Issue reports to Company

Provide tax planning cooperation

Manage relationship with BAX Global Limited or substitute provider

Manage relationships with customers concerning Indian
Carrier Sales


--------
(1)  All items listed are on behalf of Company.

                                    EXHIBIT B


                                     BUDGET

1.    BUDGET FOR PERIOD ENDING DECEMBER 31, 2004

The budget for the Business for the period ending December 31, 2004 is as has been formally approved by the board of directors of Brightpoint, Inc., as earlier communicated to Manager.

2.    SUBSEQUENT ANNUAL BUDGETS

Not later than October 1 of each year, Manager shall deliver to Company a proposed budget for the Business for the subsequent financial year of the Company (the "Relevant Financial Year"), in the same format as for the Brightpoint, Inc. group of companies. The parties shall discuss such proposed budget in good faith; and if they are unable to reach agreement thereon by the following January 1, then the budget for the Relevant Financial Year shall be at Company's reasonable discretion ("Approved Budget").

Manager shall make reasonable best efforts to meet or exceed the Approved Budget; however, consideration shall be taken into account of:

  -   Allocations of products from vendors

  -   Changes in credit lines

  - Changes in exclusivity or distribution model or compensation model by vendors

  -   Market environment

  -   Freight or handling costs

  -   Other external factors or Business influencing events

                                    EXHIBIT C


            REPORTS AND FINANCING AND ACCOUNTING MANAGEMENT SERVICES

Manager shall provide Company with the financial and accounting management services set forth in Section 2 below in accordance with Brightpoint group-wide policies, Sarbanes-Oxley requirements and United States of America generally accepted accounting principles, but which obligations of Manager shall be subject to the general principles set forth in Section 1 below:

1.    GENERAL PRINCIPLES APPLICABLE TO MANAGER OBLIGATIONS IN THIS EXHIBIT C

(a)   Business days shall mean such days in the United Arab Emirates.

(b)   "Corporate" means Brightpoint, Inc.

(c) Requirements herein may not be greater than those imposed or applied group-wide to other subsidiaries in the Brightpoint group; Manager shall comply with all requests Corporate imposes on a group-wide basis on its other subsidiaries.

(d) Any penalties herein may be imposed only once per occurrence (i.e., not on a daily basis or otherwise and no "double jeopardy").

(e) Manager shall have no responsibility with respect to any delays or acts caused in whole or in part by Company or Corporate.

(f) All notices, requests, instructions or time schedules by Company or Corporate to Manager must be reasonable.

(g) All notices, requests or instructions by Company or Corporate to Manager must be directed to the following e-mail address of Manager, as such address may be changed by Manager upon at least seven (7) Business Days' prior written notice: bpasia@persequor.com.

(h) All reports and other documents by Manager referred to in this Exhibit C to be sent or submitted to Company or Corporate shall be sent to the following addresses, as such addresses may be changed by Corporate upon at least seven (7) Business Days' prior written notice:

            mailing address:  Brightpoint, Inc.
                              501 Airtech Parkway
                              Plainfield, IN 46168
                              Attn: Chief Financial Officer

            e-mail address:   frank.terence@brightpoint.com

      Please use the following Submission Contact/Address details. If no Submission Contact/Address is listed with respect to a particular report, please submit such report as set forth above in this Section 1(h).

EXHIBIT C REPORTS                                                       SUBMISSION CONTACT/ADDRESS
-----------------                                                       --------------------------
Weekly

(1)      Submit to Corporate cash flow forecast in                      David.Oconnell@brightpoint.com
prescribed form and within prescribed time schedule (b)                 Mark.Sandquist@brightpoint.com

(2)      Submit to Corporate inventory balance in each                  Tim.Ericksen@brightpoint.com
warehouse with an estimate of the next week's inventory
levels and specify whether or not the inventory levels will
exceed insurance limits in prescribed form and within
prescribed time schedule (b)

(3)      Submit to Corporate weekly financial reports in                Financereports@brightpoint.com
prescribed form and within prescribed time schedule (b)


Monthly

(4)      Submit to Corporate monthly financial data in                  Financereports@brightpoint.com
prescribed form and within prescribed time schedule (c)

(5)      Submit to Corporate forecasts in prescribed form               Financereports@brightpoint.com
and within prescribed time schedule (c)                                 Hitesh.Patel@brightpoint.com

(6)      Submit to Corporate all requested data schedules               lisa.Kelley@brightpoint.com
for Corporate needs within prescribed time schedule (b)

(7) Participate on detailed financial call with Corporate based on meeting notice schedule (c)

(8) Participate on regional review call with Corporate based on meeting notice schedule (d)

(9)      Submit to Corporate detailed schedule calculating              Financereports@brightpoint.com;
management service fees within prescribed time schedule                 lisa.Kelley@brightpoint.com

(10)     Submit to Corporate detailed schedule of units                 Lisa.Kelley@brightpoint.com
handled for calculating Mobiltron warehouse charges within
prescribed time schedule (b)

(11)     Prepare account reconciliations of all balance                 Lisa.Kelley@brightpoint.com
sheet accounts (c)

(12)     Submit to Corporate a bound trial balance via mail             lisa.Kelley@brightpoint.com
by 21st of following month

(13)     Provide ad hoc analyses as requested by Corporate              To requestor
to attain a more complete understanding of the period's
financial results

Quarterly

(14)     Participate in balance sheet reviews (c)

(15) Cooperate with external audit or consulting firms as designated by Corporate

(16)     Submit all requested data schedules for Corporate              Financereports@brightpoint.com;
needs within prescribed time schedule (b)                               lisa.Kelley@brightpoint.com

(17)     Submit to Corporate signed affiliate management                lisa.Kelley@brightpoint.com
representation letters within prescribed time schedule (c)

(18)     Obtain proof of physical inventory sample audit of             lisa.Kelley@brightpoint.com
all inventory managed by 3rd party service providers. (c)

(19)     Provide ad hoc analyses as requested by Corporate              To requestor
to attain a more complete understanding

of the period's financial results

Semi-Annual

(20)     Submit to Corporate all requested data schedules               Tim.Ericksen@brightpoint.com
used to complete insurance allocations within prescribed
time schedule

Annual

(21)     Submit to Corporate strategic and annual operating             Financereports@brightpoint.com
plans within prescribed time schedule (d)                               Hitesh.Patel@brightpoint.com

(22)     Submit to Corporate all requested data schedules               lisa.Kelley@brightpoint.com
for corporate needs within prescribed time schedule

(23)     Submit signed Persequor representation letter in               lisa.Kelley@brightpoint.com
similar form as BP representation letter to external
auditor within prescribed time schedule

(24)     Cooperate with external audit requirements

(25) Assist in the submission of statutory accounts to appropriate government agencies (b)

(26) Assist in the submission of tax returns to appropriate government agencies (d)

(27)     Submit relevant information necessary for the                  To requestor
satisfactory completion of any open issues in the audit
within prescribed time schedule

(28)     Provide ad hoc analyses as requested by Corporate              To requestor
to attain a more complete understanding of the period's
financial results


Ongoing/General

(29) Comply with applicable U.S. and local regulatory requirements, including but not limited to the Sarbanes-Oxley Act of 2002

(30) Conduct specific accounting entries exactly as instructed by the Brightpoint Corporate Controller, in circumstances when the Corporate Controller has made a determination of the proper treatment

(31)     Cooperate with internal audit requests

(32) Respond to e-mails within one (1) Business Day of receipt (a)

(33)     Participate in scheduled finance global
conferences (travel of a maximum of two (2) persons one time per year; the rest, if any,

telephonic)

(34) Conform to authority and approval matrix, unless otherwise mutually agreed (c)

(35)     Secure maintenance of all Business records

(36) Participate in various projects that will arise from time to time, such as implementation of a new financial reporting system or change in standard chart of accounts

(37)     Notify Corporate of any letter of credit                       David.Oconnell@brightpoint.com
requirements within prescribed time schedule                            Mark.Sandquist@brightpoint.com


(38)     Notify Corporate of any losses which would result              Tim.Ericksen@brightpoint.com
in an insurance claim within prescribed time schedule

(39) Cooperate with audit for compliance test for Sarbanes-Oxley 404 requirements or other requirements. (d)

(40) Assist in the filing of all required regulatory reports, such as VAT, tax, or other similar reports (d)

(41)     Submit to Corporate intercompany transactions                  Roger.Wagner@brightpoint.com
schedules within prescribed time schedule (b)                           and related entity

(42) Maintain local cash management within the prescribed control environment


2.    FINANCING AND ACCOUNTING MANAGEMENT SERVICES

The following penalties may be applied with respect to the obligations of Manager under this Exhibit C as specified herein:

(a)   $100

(b)   $500

(c)   $1,000

(d)   $5,000

Manager shall provide Company with the following financial and accounting management services:

Weekly

(1) Submit to Corporate cash flow forecast in prescribed form and within prescribed time schedule (b)

(2) Submit to Corporate inventory balance in each warehouse with an estimate of the next week's inventory levels and specify whether or not the inventory levels will exceed insurance limits in prescribed form and within prescribed time schedule (b)

(3) Submit to Corporate weekly financial reports in prescribed form and within prescribed time schedule (b)

Monthly

(4) Submit to Corporate monthly financial data in prescribed form and within prescribed time schedule (c)

(5) Submit to Corporate forecasts in prescribed form and within prescribed time schedule (c)

(6) Submit to Corporate all requested data schedules for Corporate needs within prescribed time schedule (b)

(7) Participate on detailed financial call with Corporate based on meeting notice schedule (c)

(8) Participate on regional review call with Corporate based on meeting notice schedule (d)

(9) Submit to Corporate detailed schedule calculating management service fees within prescribed time schedule

(10) Submit to Corporate detailed schedule of units handled for calculating Mobiltron warehouse charges within prescribed time schedule (b)

(11)  Prepare account reconciliations of all balance sheet accounts (c)

(12) Submit to Corporate a bound trial balance via mail by 21st of following month

(13) Provide ad hoc analyses as requested by Corporate to attain a more complete understanding of the period's financial results

Quarterly

(14)  Participate in balance sheet reviews (c)

(15) Cooperate with external audit or consulting firms as designated by Corporate

(16) Submit all requested data schedules for Corporate needs within prescribed time schedule (b)

(17) Submit to Corporate signed affiliate management representation letters within prescribed time schedule (c)

(18) Obtain proof of physical inventory sample audit of all inventory managed by 3rd party service providers. (c)

(19) Provide ad hoc analyses as requested by Corporate to attain a more complete understanding of the period's financial results

Semi-Annual

(20) Submit to Corporate all requested data schedules used to complete insurance allocations within prescribed time schedule

Annual

(21) Submit to Corporate strategic and annual operating plans within prescribed time schedule (d)

(22) Submit to Corporate all requested data schedules for corporate needs within prescribed time schedule

(23) Submit signed Persequor representation letter in similar form as BP representation letter to external auditor within prescribed time schedule

(24)  Cooperate with external audit requirements

(25) Assist in the submission of statutory accounts to appropriate government agencies (b)

(26) Assist in the submission of tax returns to appropriate government agencies (d)

(27) Submit relevant information necessary for the satisfactory completion of any open issues in the audit within prescribed time schedule

(28) Provide ad hoc analyses as requested by Corporate to attain a more complete understanding of the period's financial results

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Ongoing/General

(29) Comply with applicable U.S. and local regulatory requirements, including but not limited to the Sarbanes-Oxley Act of 2002

(30) Conduct specific accounting entries exactly as instructed by the Brightpoint Corporate Controller, in circumstances when the Corporate Controller has made a determination of the proper treatment

(31)  Cooperate with internal audit requests

(32)  Respond to e-mails within one (1) Business Day of receipt (a)

(33) Participate in scheduled finance global conferences (travel of a maximum of two (2) persons one time per year; the rest, if any, telephonic)

(34) Conform to authority and approval matrix, unless otherwise mutually agreed (c)

(35)  Secure maintenance of all Business records

(36) Participate in various projects that will arise from time to time, such as implementation of a new financial reporting system or change in standard chart of accounts

(37) Notify Corporate of any letter of credit requirements within prescribed time schedule

(38) Notify Corporate of any losses which would result in an insurance claim within prescribed time schedule

(39) Cooperate with audit for compliance test for Sarbanes-Oxley 404 requirements or other requirements. (d)

(40) Assist in the filing of all required regulatory reports, such as VAT, tax, or other similar reports (d)

(41) Submit to Corporate intercompany transactions schedules within prescribed time schedule (b)

(42)  Maintain local cash management within the prescribed control environment

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                                    EXHIBIT D
                              POLICIES & PROCEDURES

1. No goods are to be released to a customer without having received payment for those goods or sufficient evidence that payment is in transit to the bank account. Sufficient evidence that payment is in transit to the bank account shall mean HSBC's Hexagon system indicates that payment has been received and will be credited to Company's account. Information from a customer's bank evidencing remittance is not sufficient evidence that payment is in transit to the bank account. Notwithstanding the foregoing, goods may be released to a customer without having received payment for those goods or sufficient evidence that payment is in transit to the bank account if in strict accordance with terms and conditions of credit respecting such customer that have been pre-approved and communicated by Brightpoint, Inc. in writing.

2. Manager shall submit to Company a forecast of purchases for each calendar month by the 20th of the immediately preceding calendar month. Company shall approve such forecast by the 25th of such immediately preceding calendar month ("Approved Monthly Forecast"). Such approval shall not be unreasonably delayed or withheld.

3. Each proposed purchase order that, if issued to Nokia, would make the total purchases from Nokia (in US$), in a calendar month, exceed the Approved Monthly Forecast by more than ten percent (10%) must be approved in writing by Company or Company's designated representative prior to its issuance by Manager.

4. Purchase orders for goods with respect to Indian Carrier Sales must not be accepted without Brightpoint, Inc.'s prior written approval

5. Manager can only make payments from Company's bank account to Nokia, BAX Global Ltd., Brightpoint, Inc. or BV2. In addition, Company shall ensure that Manager, Company and Company's designated representatives shall have access at all times to Company's Hexagon access tools.